As filed with the Securities and Exchange Commission on May 7, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Valero Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	74-1828067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Valero Way San Antonio, Texas	78249
(Address of Principal Executive Offices)	(Zip Code)

Valero Energy Corporation 2020 Omnibus Stock Incentive Plan

(Full title of plan)

Jason W. Fraser

Executive Vice President and General Counsel

One Valero Way

San Antonio, Texas 78249

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(210) 345-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	8,580,000 shares	$60.13	$515,915,400	$66,965.82

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may become issuable under the Valero Energy Corporation 2020 Omnibus Stock Incentive Plan as a result of the antidilution provisions thereof.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) based upon the average of the high and low prices of the common stock reported on the New York Stock Exchange on May 1, 2020.

Valero Energy Corporation (the “Registrant” or “Valero”) is filing this Registration Statement on Form S-8 relating to its common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the terms of the Valero Energy Corporation 2020 Omnibus Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of information about Valero and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Valero shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Valero will furnish to the SEC or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents which have been filed by Valero with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 001-13175):

(a)	Valero’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)	Valero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

(c)

the information included in our definitive proxy statement on Schedule 14A filed on March 19, 2020, as supplemented by the supplemental proxy materials filed on April 13, 2020, to the extent incorporated by reference in Part III of our Annual Report on Form 10-K for the year ended December 31, 2019;

(d)	our current reports on Form 8-K filed on January 27, 2020, March 2, 2020, April 13, 2020 (two filings), April 16, 2020 and May 5, 2020; and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A, as may be amended from time to time to update that description.

All documents Valero files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which post-effective amendment indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, will be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements of Valero Energy Corporation as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the Common Stock offered hereby will be passed upon for Valero by Jason W. Fraser, our Executive Vice President and General Counsel. As of May 7, 2020, Mr. Fraser beneficially owned approximately 62,884 shares of our Common Stock (including shares held under employee benefit plans).

Item 6. Indemnification of Directors and Officers.

Valero’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) contains a provision that eliminates the personal liability of a director to Valero and its stockholders for monetary damages for breach of fiduciary duty as a director to the extent currently allowed under the Delaware General Corporation Law. If a director were to breach such duty in performing duties as a director, neither Valero nor its stockholders could recover monetary damages from the director, and the only course of action available to Valero’s stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in Valero’s Restated Certificate of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of the Board of Directors’ action, this remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and Valero would have no effective remedy against the directors. Under Valero’s Restated Certificate of Incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to Valero or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or redemption of Valero’s stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

Under Article V of the Restated Certificate of Incorporation and Article VIII of Valero’s Amended and Restated By-laws as currently in effect (the “Restated By-laws”) and an indemnification agreement with Valero’s officers and directors (the “Indemnification Agreement”), each person who is or was a director or officer of Valero or a subsidiary of Valero, or who serves or served any other enterprise or organization at the request of Valero or a subsidiary of Valero (collectively, an “Indemnitee”), shall be indemnified by Valero to the full extent permitted by the Delaware General Corporation Law.

Under such law, to the extent that an Indemnitee is successful on the merits in defense of a suit or proceeding brought against the Indemnitee by reason of the fact that he or she is or was a director or officer of Valero, or serves or served any other enterprise or organization at the request of Valero, the Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Under such law, if unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, the Indemnitee shall be indemnified against both (a) expenses, including attorneys’ fees, and (b) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Valero, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

If unsuccessful in defense of a suit brought by or in the right of Valero, or if such a suit is settled, the Indemnitee shall be indemnified under such law only against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of such suit if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Valero, except that if the Indemnitee is adjudged to be liable in such a suit for negligence or misconduct in the performance of duties to Valero, the Indemnitee cannot be made whole for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

The Indemnification Agreement provides directors and officers with specific contractual assurance that indemnification and advancement of expenses will be available to them regardless of any amendments to or revocation of the indemnification provisions of Valero’s Restated By-laws. The Indemnification Agreement provides for indemnification of directors and officers against both stockholder derivative claims and third-party claims. Sections 145(a) and 145(b) of the Delaware General Corporation Law, which grant corporations the power to indemnify directors and officers, specifically authorize lesser indemnification in connection with derivative claims than in connection with third-party claims. The distinction is that Section 145(a), concerning third-party claims, authorizes expenses and judgments and amounts paid in settlement (as is provided in the Indemnification Agreement), while Section 145(b), concerning derivative suits, generally authorizes only indemnification of expenses. However, Section 145(f) expressly provides that the indemnification and advancement of expenses provided by or granted pursuant to the subsections of Section 145 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement. Delaware case law does not directly answer whether Delaware’s public policy would support this aspect of the Indemnification Agreement under the authority of Section 145(f), or would cause its invalidation because it does not conform to the distinctions contained in Sections 145(a) and 145(b).

Delaware corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Valero currently has in effect a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Valero, formerly known as Valero Refining and Marketing Company—incorporated by reference to Exhibit 3.1 to Valero’s Registration Statement on Form S-1 (SEC File No. 333-27013) filed May 13, 1997.

4.2	Certificate of Amendment (effective July 31, 1997) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.02 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 1-13175).

4.3	Certificate of Merger of Ultramar Diamond Shamrock Corporation with and into Valero dated December 31, 2001—incorporated by reference to Exhibit 3.03 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2003 (SEC File No. 1-13175).

4.4	Amendment (effective December 31, 2001) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.1 to Valero’s Current Report on Form 8-K dated December 31, 2001, and filed January 11, 2002 (SEC File No. 1-13175).

4.5	Second Certificate of Amendment (effective September 17, 2004) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.04 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (SEC File No. 1-13175).

4.6	Certificate of Merger of Premcor Inc. with and into Valero effective September 1, 2005—incorporated by reference to Exhibit 2.01 to Valero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (SEC File No. 1-13175).

4.7	Third Certificate of Amendment (effective December 2, 2005) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.07 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2005 (SEC File No. 1-13175).

4.8	Fourth Certificate of Amendment (effective May 24, 2011) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 4.8 to Valero’s Current Report on Form 8-K dated May 24, 2011.

4.9	Fifth Certificate of Amendment (effective May 13, 2016) to Restated Certificate of Incorporation of Valero—incorporated by reference to Exhibit 3.02 to Valero’s Current Report on Form 8-K dated May 12, 2016, and filed May 18, 2016 (SEC File No. 1-13175).

4.10	Amended and Restated Bylaws of Valero—incorporated by reference to Exhibit 3.01 to Valero’s Current Report on Form 8-K dated September 20, 2017 and filed September 21, 2017 (SEC File No. 1-13175).

4.11	Specimen Certificate of Common Stock—incorporated by reference to Exhibit 4.1 to Valero’s Registration Statement on Form S-3 (SEC File No. 333-116668) filed June 21, 2004.

4.12	Valero Energy Corporation 2020 Omnibus Stock Incentive Plan—incorporated by reference to Appendix A of Valero’s Definitive Proxy Statement on Schedule 14A filed March 19, 2020 (SEC File No. 1-13175).

*5.1	Opinion of Jason W. Fraser.

*23.1	Consent of KPMG LLP.

*23.2	Consent of Jason W. Fraser (included in Exhibit 5.1).

*24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on May 7, 2020.

VALERO ENERGY CORPORATION

By:	/s/ Joseph W. Gorder
Joseph W. Gorder
Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph W. Gorder, Donna M. Titzman, and Jason W. Fraser, or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all subsequent pre- and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph W. Gorder (Joseph W. Gorder)	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 30, 2020

/s/ Donna M. Titzman (Donna M. Titzman)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2020

/s/ H. Paulett Eberhart (H. Paulett Eberhart)	Director	April 30, 2020

/s/ Kimberly S. Greene (Kimberly S. Greene)	Director	April 30, 2020

/s/ Deborah P. Majoras (Deborah P. Majoras)	Director	April 30, 2020

/s/ Eric D. Mullins (Eric D. Mullins)	Director	April 30, 2020

/s/ Donald L. Nickles (Donald L. Nickles)	Director	April 30, 2020

/s/ Philip J. Pfeiffer (Philip J. Pfeiffer)	Director	April 30, 2020

/s/ Robert A. Profusek (Robert A. Profusek)	Director	April 30, 2020

/s/ Stephen M. Waters (Stephen M. Waters)	Director	April 30, 2020

/s/ Randall J. Weisenburger (Randall J. Weisenburger)	Director	April 30, 2020

/s/ Rayford Wilkins, Jr. (Rayford Wilkins, Jr.)	Director	April 30, 2020